Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2023, except for Note 1, 15, 17, 20 and 21, as to which the date is November 17, 2023, with respect to the consolidated financial statements of Lobo EV Technologies Ltd for the years ended December 31, 2022 and 2021 in this Registration Statement on Form F-1 of Lobo EV Technologies Ltd and the related Prospectus of Lobo EV Technologies Ltd filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

November 17, 2023